UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Lawson Products, Inc.
(Name of Registrant as Specified In Its Charter)

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Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
May 10, 2005

TO THE STOCKHOLDERS:

You are cordially invited to attend the annual meeting of stockholders of Lawson Products, Inc. (the "Company" or "Lawson"), which will be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 10, 2005, at 10:00 A.M. (Local Time) for the following purposes:

(1)
To elect three directors to serve three years;

(2)
To consider and approve the Lawson Products, Inc. Long-Term Capital Accumulation Plan; and

(3)
To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 30, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Accompanying this notice is a proxy, a Proxy Statement and a copy of the Company's 2004 Annual Report.

Even if you expect to attend the meeting in person, please sign and return the enclosed proxy in the envelope provided so that your shares may be voted at the meeting. You may also vote your shares by telephone or via the Internet as set forth in the enclosed proxy. If you execute a proxy, you still may attend the meeting and vote in person.

                      By Order of the Board of Directors

                      Neil E. Jenkins
                       Secretary

Des Plaines, Illinois
April 8, 2005

Lawson Products, Inc.
1666 East Touhy Avenue
Des Plaines, Illinois 60018

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 10, 2005

This Proxy Statement is being sent to stockholders on or about April 8, 2005, in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company. Only stockholders of record at the close of business on March 30, 2005, are entitled to notice of and to vote at the meeting. The Company has retained Morrow & Co., Inc., a firm specializing in the solicitation of proxies, to assist in the solicitation at a fee estimated to be $6,000 plus expenses. Officers of the Company may make additional solicitations in person or by telephone. Expenses incurred in the solicitation of proxies will be borne by the Company. If the accompanying form of proxy is executed and returned in time or you vote your shares by telephone or via the Internet as set forth in the enclosed proxy, the shares represented thereby will be voted. A proxy may be revoked at any time prior to its voting by execution of a later dated proxy or by voting in person at the annual meeting.

As of March 30, 2005, the Company had outstanding 9,167,413 shares of the Company's Common Stock (the "Common Stock") and such shares are the only shares entitled to vote at the annual meeting. Each holder of Common Stock is entitled to one vote per share on all matters to come before the meeting. For purposes of the meeting, a quorum means a majority of the outstanding shares. In determining whether a quorum exists, all shares represented in person or by proxy will be counted.

Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. It is intended that the named proxies will vote in favor of the election of directors of the nominees listed below, except as otherwise indicated on the proxy form. If any nominee should become unavailable for election as a director (which is not contemplated), the proxies will have discretionary authority to vote for a substitute. In the absence of a specific direction from the stockholders, proxies will be voted for the election of all named director nominees. Shares represented by proxies marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote. Broker non-votes will not affect the determination of the outcome of the vote on the election of directors. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner.

The approval of Lawson Products, Inc. Long-Term Capital Accumulation Plan (the "Plan") must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter. Because the Plan must be approved by the favorable vote of a majority of the votes cast on the proposal to adopt the Plan, broker non-votes will have no effect on approval of the Plan. Abstentions have the effect of negative votes.

Proposal 1: Election of Directors

Stockholders are entitled to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to that number of votes equal to the number of directors to be elected, multiplied by the number of shares such stockholder owns, and such stockholder may cast its votes for one nominee or distribute them in any manner it chooses among any number of nominees. Unless otherwise indicated on the proxy card, votes may, in the discretion of the proxies, be equally or unequally allocated among the nominees named below. Directors will be elected by a plurality of the votes cast at the meeting by the holders of shares represented in person or by proxy. Thus, assuming a quorum is present, the three persons receiving the greatest number of votes will be elected as directors and votes that are withheld will have no effect.

The By-Laws of the Company provide that the Board of Directors shall consist of such number of members, between five and nine, as the Board of Directors determines from time to time. The size of the Board of Directors is currently set at nine members. The Board of Directors is divided into three classes, with one class being elected each year for a three-year term. At the annual meeting, three directors are to be elected to serve until 2008 and until their successors are elected and qualified.

The following information has been furnished by the respective nominees and continuing directors:

Name	Age	Principal Occupation	Year First Elected Director
Nominees to be Elected to Serve Until 2008
Ronald B. Port, M.D.	64	Retired Physician.	1984
Robert G. Rettig	75	Consultant.	1989
Wilma J. Smelcer	56	Ms. Smelcer was a member of the Board of Governors of the Chicago Stock Exchange from 2001 until April 2004. Also since 2001, Ms. Smelcer has been a trustee of Goldman Sachs Mutual Fund Complex (a registered investment company). Ms. Smelcer served as Chairman of Bank of America, Illinois from 1998 to 2001.	2004
Directors Whose Terms Expire in 2006
James T. Brophy	77	Private Investor.	1971
Mitchell H. Saranow	59	Chairman of the Saranow Group, a family investment firm, since August 1996. Since 2003, Mr. Saranow has been the Chairman of Lenteq, L.P., a machinery manufacturer. Mr. Saranow was Chairman of the Board and co-Chief Executive Officer of Navigant Consulting, Inc. from November 1999 to June 2000. Prior thereto, Mr. Saranow was Chairman of Fluid Management, L.P., a machinery manufacturer, for more than five years. Mr. Saranow is also a director of North American Scientific, Inc. and Telephone and Data Systems, Inc.	1998
Jerome Shaffer	77	Vice President, Special Advisor to the Chief Executive Officer of the Company since February 2004. Mr. Shaffer previously served as Vice President and Treasurer of the Company from 1987 to January 2004.	1989
Directors Whose Terms Expire in 2007
Lee S. Hillman	49	President of Liberation Investment Advisory Group since 2003. From 1996 to 2002, Mr. Hillman was Chief Executive Officer, President and a Director and from 2000 to 2002 Chairman of the Board of Bally Total Fitness Holding Corporation, an owner and operator of health and fitness clubs. Mr. Hillman is also a director of RCN Corporation and Wyndham International, Inc.	2004
Sidney L. Port	94	Vice Chairman of the Board of Directors of the Company since 2003 and prior thereto Chairman of the Executive Committee of the Company. Mr. Port founded the Company in 1952 and served as its Chairman of the Board and Chief Executive Officer from 1952 to 1970.	1952
Robert J. Washlow	60	Chairman of the Board and Chief Executive Officer of the Company. In 1998 and 1999, Mr. Washlow was Executive Vice President—Corporate Affairs of the Company and participated in the Office of the President of the Company from January 1, 1999 until he became the Chairman and Chief Executive Officer of the Company in August of 1999.	1997

Board of Director Meetings and Committees

•
The functions of the Audit Committee include the appointment, compensation, retention and oversight of the Company's independent auditors, reviewing the scope and results of the audit by the Company's independent auditors and reviewing the Company's procedures for monitoring internal control over financial reporting. The current members of the Audit Committee consist of James T. Brophy (Chairman), Robert G. Rettig and Mitchell H. Saranow. Each member of the Audit Committee satisfies the independence requirements of the Nasdaq National Market and the Securities and Exchange Commission. Mr. Saranow is considered by the Company to be an "audit committee financial expert" as such term is defined by the Securities and

  Exchange Commission and satisfies the financial sophistication requirements of the Nasdaq National Market.

•
The Compensation Committee makes all determinations with respect to the compensation of the Chairman of the Board and Chief Executive Officer and establishes compensation for all other executive officers of the Company. The Compensation Committee consists of James T. Brophy, Robert G. Rettig (Chairman), Mitchell H. Saranow and Wilma J. Smelcer. Each member of the Compensation Committee satisfies the independence requirements of the Nasdaq National Market and is an "outside director" as defined in Section 162(m) of the Internal Revenue Code.

•
The Nominating and Governance Committee identifies and nominates potential directors to the Board of Directors and otherwise takes a leadership role in shaping the corporate governance of the Company. The Nominating and Governance Committee consists of James T. Brophy, Robert G. Rettig, Mitchell H. Saranow (Chairman) and Wilma J. Smelcer. Each member of the Nominating and Governance Committee satisfies the independence requirements of the Nasdaq National Market.

•
The Financial Strategies Committee, the members of which are James T. Brophy, Lee S. Hillman, Ronald B. Port, M.D. and Mitchell H. Saranow (Chairman), reviews and evaluates the financial activities of the Company and makes recommendations to the Board of Directors and management regarding business strategies and financial policies and objectives to promote and maintain superior standards of performance.

•
Because of their substantial stockholdings, Sidney L. Port, Roberta Port Washlow (Mr. Sidney Port's daughter and Mr. Washlow's spouse) and Ronald B. Port may be deemed to be a control person of the Company. See "Securities Beneficially Owned by Principal Stockholders and Management."

•
Ronald B. Port, M.D. is the son of Sidney L. Port.

•
Robert J. Washlow is the son-in-law of Sidney L. Port.

•
Each nominee and continuing director has held the indicated position, or an executive position with the same employer, for at least the past five years, unless otherwise indicated above.

In 2004, the Board of Directors held six meetings, the Compensation Committee held seven meetings, the Audit Committee held nine meetings, the Financial Strategies Committee held one meeting, and the Nominating and Governance Committee held two meetings. During 2004, each director attended at least 75% of the meetings of the Board of Directors and of the respective committees on which he served. In 2004, each director who was not an employee or retired officer of the Company received directors' fees of $30,000 in cash and $30,000 in restricted stock. The restricted stock is awarded under the Lawson Products, Inc. Stock Incentive Plan, and the restricted stock vests upon the earlier of (a) the termination of the director's status as a member of the Board of Directors of the Company or (b) after the third anniversary of the date of the restricted stock award grant. Mr. Rettig was paid an additional $5,000 as chair of the Compensation Committee. Mr. Brophy was paid an additional $2,500 as chair of the Audit Committee for a portion of 2004. Mr. Hillman was paid an additional $2,500 for service as chair of the Audit Committee for a portion of 2004 (Mr. Hillman served as chair of the Audit Committee from May 11, 2004 to March 8, 2005).

The Nominating and Governance Committee will consider Board of Directors nominees recommended by stockholders. Those recommendations should be sent to the Chair of the Nominating and Governance Committee, care of the Corporate Secretary of Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. In order for a stockholder to nominate a candidate for director, under the Company's By-Laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be received at the principal executive offices of the Company as set forth under "Proposals of Securityholders" below. Notice of a nomination must include your name, address and number of shares you own; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares beneficially owned by the nominee. It must also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws, as well as whether the individual can understand basic financial statements and the candidate's other Board of Directors memberships (if any). You must submit the nominee's consent to be elected and to serve. The Nominating and Governance Committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee. The Nominating and Governance Committee will follow procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and evaluating the background and qualifications of those candidates. Those processes include consideration of nominees suggested by an outside search firm, by incumbent Board of Directors members and by stockholders. The committee will seek candidates having experience and abilities relevant to serving as a director of the Company and who represent the best interests of stockholders as a whole and not any specific interest group or constituency. The committee will consider a candidate's qualifications and background, including, but not limited to responsibility for operating a public company or a division of a public company, international business experience, a candidate's technical background or professional qualifications and other public company Boards of Directors on which the candidate is a director. The committee will also consider whether the candidate would be "independent" for purposes of the Nasdaq National Market and the rules and regulations of the Securities and Exchange Commission. The committee may from time to time engage the service of a professional search firm to identify and evaluate potential nominees.

Corporate Governance Practices and Stockholder Communications

The Company's Board of Directors has determined that James T. Brophy, Lee S. Hillman, Robert G. Rettig, Mitchell H. Saranow and Wilma J. Smelcer are independent within the meaning of the rules of the Nasdaq National Market. In determining independence, the Board of Directors considered the specific criteria for independence under the Nasdaq National Market rules and also the facts and circumstances of any other relationships of individual directors with the Company.

The independent directors and the committees of the Board of Directors regularly meet in executive session without the presence of any management directors or representatives.

We encourage each member of the Board to attend the annual meeting of stockholders. All of our directors attended the 2004 annual meeting of stockholders.

The Audit, Compensation and Nominating and Governance Committees have each adopted a charter for their respective committees. These charters may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

The Board of Directors has adopted a Code of Ethics Policy. The policy may be viewed on the Company's website, www.lawsonproducts.com, and copies may be obtained by request to the Secretary of the Company. Those requests should be sent to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

Stockholders may send communications to members of the Board of Directors by either sending a communication to the Board of Directors and/or a particular member care of the Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018. Communications intended for non-management directors should be directed to the Chair of the Nominating and Governance Committee.

Securities Beneficially Owned by Principal Stockholders and Management

Set forth below, as of March 1, 2005 (unless otherwise indicated), are the beneficial holdings of: each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company, each director, each executive officer listed on the Summary Compensation Table below, and all executive officers and directors as a group. Because the voting or dispositive power of certain stock listed in the following table is shared, in some cases the same securities are listed opposite more than one name in the table. The total number of the Company's shares listed in the table (excluding stock options that are presently exercisable), after elimination of duplication, is 4,573,601 shares of common stock (approximately 49.8% of the outstanding common stock).

Name	Sole Voting or Dispositive Power(1)(2)	Shared Voting or Dispositive Power	Percent of Class
Roberta Port Washlow(3) 1666 East Touhy Avenue Des Plaines, Illinois 60018	22,471	3,011,436	32.9%
Sidney L. Port 1666 East Touhy Avenue Des Plaines, Illinois 60018	1,410,389	—	15.3%
Royce & Associates LLC(4) 1414 Avenue of the Americas New York, NY 10019	978,016	—	10.6%
Jeffrey B. Belford	100	—	*
James T. Brophy	3,035	—	*
Roger F. Cannon	4,367	—	*
Lee S. Hillman	885	—	*
Ronald B. Port, M.D(3).	20,000	3,011,436	32.9%
Robert G. Rettig	4,885	—	*
Mitchell H. Saranow(5)	11,385	—	*
Jerome Shaffer	21,033	2,530	*
Wilma J. Smelcer	885	—	*
Robert J. Washlow	50,657	—	*
All executive officers and directors as a group (14 persons)	1,537,164	3,013,966	49.4%

*
Less than 1%.

(1)
Does not include certain shares held by wives and minor children in the case of Mr. Brophy (725 shares), Dr. Port (4,803 shares), Mr. Shaffer (2,450 shares) and all executive officers and directors as a group (7,978 shares).

(2)
Stockholdings shown include shares issuable upon the exercise of stock options exercisable within 60 days of March 1, 2005 by Mr. Cannon (1,250 shares), Dr. Port (2,500 shares), Mr. Saranow (2,500 shares), Mr. Shaffer (6,000 shares), Mr. Washlow (10,000 shares) and all executive officers and directors as a group (25,250 shares).

(3)
Includes shares held in family partnerships in the aggregate amount of 3,011,436 in which Dr. Ronald B. Port, and Roberta Port Washlow (Mr. Sidney Port's daughter and Mr. Washlow's spouse) are the managing partners. Approval of both of the managing general partners is required for any actions with respect to the reported securities.

(4)
Based on an Amendment to Schedule 13G filed by Royce & Associates LLC with the Securities and Exchange Commission dated January 31, 2005.

(5)
8,000 shares are owned by Saranow Investments, L.L.C., which is owned by Mr. Saranow and his family. 885 shares are owned by Mr. Saranow.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of shares of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received or written representations from the Reporting Persons, the Company believes that with respect to the year ended December 31, 2004, all the Reporting Persons complied with all applicable Section 16 filing requirements.

Remuneration of Executive Officers

SUMMARY COMPENSATION TABLE

The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 2004, 2003, and 2002, of those persons who were, at December 31, 2004 (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").

Long-Term Compensation
			Annual Compensation		Securities Underlying Options/SARs(1)	All Other Compensation ($)(2)
Name and Principal Position	Year		Salary($)	Bonus($)

Robert Washlow Chairman of the Board and Chief Executive Officer	2004 2003 2002		687,825 687,125 633,451	381,521 240,000 274,000	— — —	17,425 16,500 16,500

Sidney L. Port Vice Chairman of the Board	2004 2003 2002	(3)	384,025 384,025 372,442	— — —	— — —	17,425 16,500 16,500

Jeffrey B. Belford Office of the President and Chief Operating Officer	2004 2003 2002		373,175 356,963 356,963	194,945 32,494 23,609	— 5,000 —	17,425 16,500 16,500

Roger F. Cannon Office of the President and Chief Sales Officer	2004 2003 2002		351,475 351,550 351,550	92,787 — —	— — —	17,425 16,500 16,500

Thomas J. Neri Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer; and Treasurer	2004 2003	(4)	293,750 54,006	117,142 —	— 5,000	— —

(1)
The award reflected in this column are stock performance rights.

(2)
These amounts represent the Company's contribution as accrued to the Company's Profit Sharing Plan.

(3)
Mr. Sidney L. Port became Vice Chairman of the Board of Directors in 2003. Prior to that, Mr. Port was the Chairman of the Executive Committee.

(4)
Mr. Neri joined the Company in October of 2003 as Executive Vice President, Finance and Corporate Planning.

OPTIONS/SARS GRANTED DURING 2004

No stock options or stock appreciation rights were granted to the Named Executive Officers during fiscal 2004.

The following table summarizes option exercises during the year by the Named Officers and the value of the options held by such persons at the end of such year.

AGGREGATE OF OPTIONS/SARS EXERCISED IN 2004
AND OPTION/SAR VALUES AT DECEMBER 31, 2004

			Number of Unexercised Options/SARs at December 31, 2004(1)	Value of Unexercised In-the-Money Options/SARs at December 31, 2004(1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Robert J. Washlow	12,800	$295,680	45,200/22,000	$1,091,000/$511,900
Sidney L. Port	—	—	—	—
Jeffrey B. Belford	16,000	307,670	0/9,000	0/209,000
Roger Cannon	11,250	255,745	1,250/5,000	34,613/116,130
Thomas J. Neri	—	—	1,000/4,000	17,040/68,160

(1)
Based on the closing price of the Company's Common Stock as reported on the Nasdaq National Market System on December 31, 2004.

Employment Contracts

Under the terms of a salary continuation agreement, in the event of Mr. Sidney Port's death while employed by the Company, the Company will continue his salary for two years thereafter.

Mr. Washlow is employed under a contract pursuant to which he will receive a minimum salary of $650,000. Mr. Washlow's salary is subject to periodic review and may be increased but not decreased. The Company may cancel the contract at any time, and upon 60 days prior written notice, the contract is cancelable by Mr. Washlow. If the Company terminates Mr. Washlow "without cause" or Mr. Washlow terminates his employment for "good reason" (as such terms are defined in the employment agreement), then the Company shall pay Mr. Washlow an amount equal to two times Mr. Washlow's then current base salary and most recent annual bonus; in addition, all previously unvested options and other rights granted to Mr. Washlow shall immediately vest and become fully exercisable as of the date of termination for a period of one year. The employment agreement provides that upon the death of Mr. Washlow, Mr. Washlow's estate shall receive an amount equal to two times Mr.Washlow's then current annual base salary and all previously unvested options and other rights granted to Mr. Washlow shall vest and become fully exercisable for one year after death. Upon the termination of the contract due to a disability, all previously unvested options and other rights granted to Mr. Washlow shall immediately vest and become fully exercisable for one year after the termination date. Under certain circumstances after a change of control of the Company, Mr. Washlow shall be entitled to receive a lump sum payment equal to three times Mr. Washlow's then current annual base salary and most recent annual bonus; in addition, all previously unvested options and rights granted to Mr. Washlow shall immediately vest and become fully exercisable as of the date of termination for a period of one year.

Mr. Belford is employed under a contract pursuant to which he will receive a minimum salary of $390,000 for 2005. The contract provides for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract is cancelable by Mr. Belford. Mr. Belford may also terminate his employment with the Company in connection with his retirement after January 1, 2007 provided that Mr. Belford gives written notice of his retirement at any time after July 1, 2006. The contract is cancelable upon the death or disability of Mr. Belford. In the event that Mr. Belford is terminated without cause or in connection with his retirement, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Belford is obligated to provide certain limited consulting services to the Company. In the event that Mr. Belford dies while employed by the Company, Mr. Belford's estate will receive an amount equal to two times his then current annual base salary.

Mr. Cannon is employed under a contract pursuant to which he will receive a minimum salary of $340,000 for 2005. The contract provides for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract is cancelable by Mr. Cannon. Mr. Cannon may also terminate his employment with the Company in connection with his retirement after January 1, 2007 provided that Mr. Cannon gives written notice of his retirement at any time after July 1, 2006. The contract is cancelable upon the death or disability of Mr. Cannon. In the event that Mr. Cannon is terminated without cause or in connection with his retirement, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Cannon is obligated to provide certain limited consulting services to the Company. In the event that Mr. Cannon dies while employed by the Company, Mr. Cannon's estate will receive an amount equal to two times his then current annual base salary.

Mr. Neri is employed under a contract pursuant to which he will receive a minimum salary of $300,000 for 2005. The contract provides for salary increases from time to time. The Company may cancel the contract at any time, and upon the expiration of 60 days prior written notice, the contract is cancelable by Mr. Neri. The contract is cancelable upon the death or disability of Mr. Neri. In the event that Mr. Neri is terminated without cause, the Company will continue to pay his base salary and certain benefits for a period of two years. During the salary continuation period, Mr. Neri is obligated to provide certain limited consulting services to the Company. In the event that Mr. Neri dies while employed by the Company, Mr. Neri's estate will receive an amount equal to two times his then current annual base salary.

Report of the Audit Committee of the Board of Directors

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors in 2004 include providing oversight to the Company's financial reporting process through periodic meetings with the Company's independent auditors and management to review accounting, auditing, internal controls, and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company's senior management, including senior financial management, and its independent auditors.

With regard to the 2004 audit, the Audit Committee discussed with the Company's independent auditors the scope, extent and procedures for their audits. Following the completion of the audits, the Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of the Company's internal control over financial reporting and the overall quality of the Company's financial reporting.

The Audit Committee reviewed and discussed the audited financial statements included in the 2004 Annual Report on Form 10-K with management. Management has confirmed to us that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with accounting principles generally accepted in the United States.

We have discussed with Ernst & Young LLP, our independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committee). SAS 61 requires our independent auditors to provide us with additional information regarding the scope and results of their audit of the Company's financial statements with respect to (i) their responsibility under auditing standards generally accepted in the United States, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant audit adjustments, (v) any disagreements with management, and (vi) any difficulties encountered in performing the audit.

We have received from Ernst & Young LLP a letter providing the disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) with respect to any relationships between Ernst & Young LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Ernst & Young LLP has discussed its independence with us. Ernst & Young LLP confirmed in its letter, that in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions described above with respect to the Company's audited financial statements included in the Company's 2004 Annual Report on Form 10-K, we have recommended to the Board of Directors that such financial statements be included in the Company's Annual Report on Form 10-K.

The Audit Committee has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2005, and the Board of Directors has concurred with such selection.

The Audit Committee also reviewed management's process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management's progress.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company's independent auditors. In giving our recommendation to the Board of Directors, we have relied on (i) management's representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (ii) the report of the Company's independent auditors with respect to such financial statements.

                      Respectfully submitted by:

                      James T. Brophy (Chairman)
                      Robert G. Rettig
                      Mitchell H. Saranow

The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Report of the Compensation Committee of the Board of Directors

Overview

The objectives of the Compensation Committee in establishing executive compensation are to provide compensation that will both attract and retain superior talent and align the interests of the Company's executive officers with the financial success of the Company. The criteria used to determine the compensation of the Chief Executive Officer are also used in determining compensation for the other executive officers.

Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer and other executive officers to $1 million annually. The Committee does not expect that Section 162(m) will limit the deductibility of compensation expected to be paid by the Company in the foreseeable future. In the event the proposed compensation for any of the Company's executive officers is expected to exceed the $1 million limitation, the Committee will balance the benefits of tax deductibility with its responsibility to hire, retain and motivate executive officers with competitive compensation programs.

Executive Officer Compensation Program

The Company's executive officer compensation program is comprised of base salary, short-term incentive compensation, long-term incentive compensation (in the form of stock options, stock appreciation rights and a Long-Term Capital Accumulation Plan) and various benefits, including medical and profit sharing plans, generally available to employees of the Company.

        Executive Officer Base Salary.    Base salary for the executive officers, other than the Chief Executive Officer, was set pursuant to employment agreements described elsewhere in this Proxy Statement or by the Chief Executive Officer with the consent of the Compensation Committee. In setting these compensation levels, the Compensation Committee considered a variety of factors, including competitive market levels, levels of responsibility, and the unique abilities and individual experience and performance of each officer. In addition, certain of the employment agreements provide for discretionary increases in base salary. Generally, these salary increases are determined annually by the Chief Executive Officer with the consent of the Compensation Committee based on performance and general market factors.

        Chief Executive Officer Compensation.    In setting Mr. Washlow's compensation for 2004, the Compensation Committee considered a variety of factors, including competitive market levels, his level of responsibility and his unique ability and individual experience and performance. In addition, the Compensation Committee was also advised by an independent compensation consultant retained by the Compensation Committee. Mr. Washlow's base salary for 2004 was $687,825, and he received a bonus of $381,521. In determining Mr. Washlow's bonus for 2004, the Compensation Committee considered, among other factors, Mr. Washlow's performance against certain management objectives set by the Compensation Committee for Mr. Washlow. Mr. Washlow also received an award of 105 SVARs (as defined below) pursuant to the Plan described below. For 2005, Mr. Washlow's base salary is set at $650,000 pursuant to his employment agreement. In addition, Mr. Washlow is eligible to participate in the Incentive Compensation Program, the Incentive Stock Option Program, the Stock Performance Plan and the Long-Term Capital Accumulation Plan.

        Incentive Compensation Program.    In 1995, the Board of Directors adopted the Lawson Products, Inc. Annual Incentive Compensation Program (the "Program"). Under the Program the Compensation Committee establishes annual corporate, company and individual target performance levels for each of the participating employees (which includes each of the Named Officers except Sidney L. Port and Robert J. Washlow). Each participant will then be granted an annual incentive award based upon the base salary at the beginning of the year for that participant and the degree to which the participant's predetermined targets are achieved during the year.

        Incentive Stock Option Program.    The Company issues stock appreciation rights and stock awards to officers, key employees and directors under the Lawson Products, Inc. Incentive Stock Plan. The objectives of the Plan are to align executive and stockholder long-term interests by creating a link between executive compensation and stockholder return and to enable executives and other key employees to develop and maintain a long-term stock ownership position in the Company. Under the Company's plan, the Compensation Committee determines the identity of recipients and the amount of benefits to be received by each recipient. Generally, options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and have ten year terms.    The Compensation Committee did not grant stock options in 2004.

        Stock Performance Plan.    In 2000, the Board of Directors adopted the Lawson Products, Inc. Stock Performance Plan under which the Compensation Committee may grant key management employees stock performance rights which will entitle the holders to receive, in cash, the appreciation in the fair market value of the Company's Common stock from the date of the initial grants up to the date the rights are exercised. The Compensation Committee primarily uses stock performance rights for long term incentive compensation for its key employees. The Compensation Committee did not grant stock performance rights in 2004.

        Long-Term Capital Accumulation Plan.    In 2004, the Board of Directors adopted the Lawson Products, Inc. Long-Term Capital Accumulation Plan (the "Plan") as described below under "Proposal 2: Adoption of Lawson Products, Inc. Long Term Capital Accumulation Plan." The Plan provides long-term incentive compensation to key executives of the Company selected by the Compensation Committee of the Company. Under the Company's plan, the Compensation Committee determines the recipients and the amount of each award of Shareholder Value Appreciation Rights or "SVARs" awarded under the Plan. The Compensation Committee granted 240 SVARs in 2004.

        Other Benefits.    The Company maintains an Executive Deferral Plan for certain executives. The Company also provides a variety of other benefits including a Profit Sharing Plan, which are generally available to Company employees.

The Report of the Compensation Committee of the Board of Directors and the Stock Price Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                      Respectfully submitted by:

                      Robert G. Rettig (Chairman)
                      James T. Brophy
                      Mitchell H. Saranow
                      Wilma J. Smelcer

Compensation Committee Interlocks and Insider Participation

During 2004, no executive officer of the Company served on the Board of Directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Company during 2004, and no member of the Compensation Committee was formerly an officer of the Company.

Certain Relationships and Related Transactions

We are not aware of any related party transactions involving directors in 2004 that are required to be disclosed in this proxy statement.

Stock Price Performance Chart

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P Small Capitalization Index and a peer group (the "Peer Group") of the Company for the five prior years. The Peer Group consists of Barnes Group Inc. and Strategic Distribution, Inc. Total Return to Stockholders (Includes reinvestment of dividends)

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN

TOTAL RETURN TO STOCKHOLDERS
(Includes reinvestment of dividends)

		INDEXED RETURNS Years Ending December 31,
Company Name/Index	Base Period 1999
		2000	2001	2002	2003	2004
Lawson Products	100	120.54	118.71	144.53	157.80	243.77
S&P Smallcap 600 Index	100	111.80	119.11	101.68	141.13	173.09
Peer Group	100	115.37	145.17	134.87	219.58	187.47

Proposal 2: Adoption of Lawson Products, Inc. Long-Term Capital Accumulation Plan

Stockholders are being asked to approve the Long-Term Capital Accumulation Plan (the "Plan") attached as Exhibit A and incorporated herein by reference. Based upon analysis and recommendations provided by an executive compensation consultant, the Compensation Committee has developed and the Board of Directors has approved the Plan that is designed to complement the other elements of the Company's executive officer compensation program. The material features of the compensation opportunity under the Plan are summarized below, but the following summary does not purport to be complete, and it is qualified in its entirety by reference to the copy of the full Plan that is attached to this proxy statement.

The basic concept underlying the Plan is that selected executive officers of the Company will be provided with a long-term incentive compensation opportunity based primarily on increasing the earnings of the Company. All executive officers of the Company (currently seven persons) are eligible to participate in the Plan, but the Compensation Committee has complete discretion as to the selection of actual participants. The Plan covers a five-year performance period running from January 1, 2004 through December 31, 2008, and the amount of compensation to be paid to the participants in the Plan will be based upon the degree of improvement, during the performance period, in (a) the consolidated earnings of the Company and its subsidiaries before adjustment for interest, income taxes, depreciation and amortization ("EBITDA") and (b) the net value of certain non-operating assets and liabilities of the Company, as described in the Plan. The value of the Company at the end of the performance period, as calculated using those criteria, will be compared with the value of the Company as of December 31, 2003, which has been calculated as $242.1 million, based on those same criteria. However, no compensation will be payable under the Plan unless the calculated increase in Company value during the performance period is greater than an amount representing a cumulative 10% annual preferred rate of return for the stockholders of the Company.

The compensation payable to a participant in the Plan will be a percentage of an overall pool amount for the Plan as a whole. A participant will receive units of participation, each of which will normally represent one-tenth of 1% of the overall pool. A maximum of 1,000 participation units may be awarded under the Plan, and no individual may receive more than 350 participation units. The Plan does not specify any maximum amount that could be paid to any one participant.

The overall pool amount under the Plan will be calculated by applying a participation rate (which will be either 10% or 12.5%) to the net increase in stockholder value during the performance period. The higher participation rate of 12.5% will apply if the recent operating income of the Company has reached certain high levels designated in advance by the Compensation Committee. The net increase in stockholder value will be the ending value of the Company at the end of 2008 (calculated as summarized below) reduced by the initial calculated value of $242.1 million as of December 31, 2003, further reduced by the calculated amount of the cumulative 10% annual preferred return for stockholders, and further reduced by the total amount of compensation payable under the Plan. For purposes of calculating the amount of the pool, the ending value of the Company will be the sum of (a) 8 times the EBITDA of the Company for the preceding 12 months, plus (b) the net value of certain non-operating assets and liabilities, as described in the Plan, plus (c) all dividend distributions by the Company since December 31, 2003, with certain additional adjustments as described in the Plan.

If the Company is sold before December 31, 2008, and if the calculated value of the Company then exceeds a minimum threshold amount, the overall pool amount under the Plan will be calculated using the actual sale price as the ending value of the Company (rather than calculating the ending value in the way summarized above), and the amount of compensation payable under the Plan will not be subtracted in arriving at the net increase in stockholder value. In addition, in the event of such a sale of the Company, any of the 1,000 potential participation units under the Plan that remain available at the time of the sale will automatically be allocated among the active participants in the Plan in proportion to the number of units then held by each participant.

As an example of the application of the Plan, if the calculated value of the Company at the end of 2008 were $385 million (compared to the initial calculated value of $242.1 million) and no special distributions had been made to stockholders (beyond normal dividends), no payments would be made to the participants in the Plan because the Company did not achieve the cumulative 10% annual preferred rate of return for the stockholders. As another example of the application of the Plan, if the Company were sold for $680 million in early 2008 (compared to the initial calculated value of $242.1 million), and the higher participation rate of 12.5% applied because operating income was at a sufficiently high level, the overall pool amount would be approximately $37 million.

If any participant had received the maximum of 350 participation units, that participant would receive approximately $13 million from that pool.

The table set forth below discloses the amount that will be received by each of the following pursuant to grants previously made under the Plan:

Name and Position	Number of SVARs
Robert J. Washlow Chairman of the Board and Chief Executive Officer	105
Jeffrey B. Belford President and Chief Operating Officer	42
Roger F. Cannon Executive Vice President, Field Sales Strategy and Development	18
Thomas Neri Executive Vice President, Finance, Planning and Corporate Development; Chief Financial Officer and Treasurer	37.5
Executive Group	240
Non-Executive Director Group	—
Non-Executive Officer Employee Group	—

The Compensation Committee may amend or terminate any or all of the provisions of this Plan without stockholder approval.

Stockholder approval of the Plan is sought so that the compensation payable under the Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. If the Plan is approved by the stockholders, payment of the full amounts calculated under the Plan should be deductible by the Company for federal income tax purposes. If the Plan is not approved by the stockholders, amounts that might otherwise have been payable under the Plan would be reduced to the level permitted for deductibility under Section 162(m) of the Internal Revenue Code.

The approval of the Plan must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE LAWSON PRODUCTS, INC. LONG-TERM CAPITAL ACCUMULATION PLAN.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 regarding the number of shares of common stock that were issuable under the Company's equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	49,550	$22.75	469,777
Equity compensation plans not approved by security holders	0	—	0

Total	49,550	$22.75	469,777

Independent Auditors

The Audit Committee has reappointed Ernst & Young LLP as independent auditors to audit the financial statements of the Company for 2005, subject to approval of the audit scope and fees. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees Billed to the Company by Ernst & Young LLP During Fiscal Years 2004 and 2003

Ernst & Young LLP was the Company's principal accountant for fiscal years 2004 and 2003. Aggregate fees for professional services rendered for the Company by Ernst & Young LLP for such fiscal years were as follows:

	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003
Audit Fees
Audit and Quarterly Reviews	$368,500	$326,000
Accounting and Audit Consultations	57,800	19,050
Sarbanes-Oxley 404(1)	528,000	15,000

	954,300	360,050

Audit-Related Fees
Benefit Plan	21,000	21,000

Tax Fees
Domestic Tax	106,000	106,000
International Tax	104,100	111,258
Other Tax Consultations	5,800	4,000

	215,900	221,258

All Other Fees	0	0

	$1,191,200	$602,308

(1)
For 2004, includes fees related to Ernst & Young's audit of the Company's management's assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit Fees

Fees of $954,300 in 2004 and $360,050 in 2003 were paid to Ernst & Young by the Company for audit services which includes fees for the annual audit, review of the Company's reports on Form 10-Q each year, statutory audits required internationally, consulting on accounting and auditing matters and feels related to Ernst & Young's audit of the Company's management's assessment of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

The Company paid Ernst & Young $21,000 in 2004 and $21,000 in 2003 for audit-related fees primarily for pension audits.

Tax Fees

Fees of $215,900 in 2004 and $221,258 in 2003 were paid to Ernst & Young by the Company for domestic and international income tax compliance and consulting services.

All Other Fees

Ernst & Young did not render any other services to the Company.

All of the audit related services and tax fees were pre-approved by the Audit Committee

The Audit Committee has considered the compatibility of the non-audit services provided by Ernst & Young LLP to Ernst & Young LLP's continued independence and has concluded that the independence of Ernst & Young LLP is not compromised by the performance of such services.

Pre-Approval of Services by External Auditor

The Audit Committee has adopted policies and procedures for the pre-approval of the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor's independence. The Audit Committee approves all audit fees and terms for all services provided by the independent auditor and considers whether these services are compatible with the auditor's independence. The Chairman of the Audit Committee may approve additional proposed services that arise between Committee meetings provided that the decision to approve the service is presented at the next scheduled Committee meeting. All non-audit services provided by the external auditor must be pre-approved by the Audit Committee Chairman prior to the engagement. The Chief Financial Officer provided a quarterly report of external auditor services, by category, to the Audit Committee. The Audit Committee pre-approved all audit and permitted non-audit services by the Company's external auditors in 2004.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee or one or more of its members. The member or members to whom such authority is delegated shall report any specific approval of services at the Committee's next regular meeting. The Audit Committee will regularly review summary reports detailing all services being provided to the Company by its external auditor.

Proposals of Security Holders

A stockholder proposal to be presented at the annual meeting to be held in 2006 must be received at the Company's executive offices, 1666 East Touhy Avenue, Des Plaines, Illinois 60018, by no later than December 9, 2005, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

Stockholders wishing to present proposals at the Annual Meeting (but not include them in the Proxy Statement) are required to notify the Secretary of the Company in writing no less than 90 days nor more than 110 days prior to the first anniversary of the prior year's meeting unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice of such proposal must be received by the Company no later than 10 days following the date on which public announcement of the date of such meeting is first made.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this Notice of Annual Meeting and Proxy Statement and the 2004 Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Corporate Secretary, we will provide a separate copy of the 2004 Annual Report or Notice of Annual Meeting and Proxy Statement.

Other Matters

A copy of our Annual Report on Form 10-K for the year ended December 31, 2004, excluding certain of the exhibits thereto, may be obtained without charge by writing to: Corporate Secretary, Lawson Products, Inc., 1666 East Touhy Avenue, Des Plaines, Illinois 60018.

The Board of Directors knows of no other proposals which may be presented for action at the meeting. However, if any other proposal properly comes before the meeting, the persons named in the proxy form enclosed will vote in accordance with their judgment upon such matter.

Stockholders are urged to execute and return promptly the enclosed form of proxy in the envelope provided or to vote your shares by telephone or via the Internet.

                      By Order of the Board of Directors

                      Neil E. Jenkins
                       Secretary

April 8, 2005

Exhibit A

LAWSON PRODUCTS, INC.

Long-Term Capital Accumulation Plan

1.     Purpose

        This Plan is designed to promote the interests of the Company by providing long-term incentive compensation to selected key executives, based on appreciation in the value of the Company, and thereby enhancing the ability of the Company to attract, retain and motivate such key personnel.

2.     Definitions

         (a)  "Company" means Lawson Products, Inc. and any successor corporation or corporations with or into which Lawson Products, Inc. may be consolidated or merged.

         (b)  "Board of Directors" means the Board of Directors of the Company.

         (c)  "CEO" means the Chief Executive Officer of the Company.

         (d)  "Committee" means the Compensation Committee of the Board of Directors or such other committee as the Board may designate to administer this Plan.

         (e)  "Participant" means a key executive of the Company who is selected by the Committee to receive Shareholder Value Appreciation Rights under this Plan.

          (f)  "Shareholder Value Appreciation Right" or "SVAR" means a unit of participation in this Plan that represents the potential right to receive up to one-tenth of one percent (0.10%) of the Ending SVAR Pool Value.

         (g)  "Ending SVAR Pool Value" means the product of (i) the applicable SVAR Participation Rate times (ii) the excess of (A) the Shareholder Value Created over (B) the Aggregate SVAR Obligations.

         (h)  "SVAR Participation Rate" means ten percent (10%); provided, however, that the SVAR Participation Rate shall be twelve and one-half percent (12.5%) (i) if the Operating Income of the Company for calendar year 2008 equals or exceeds $82.8 million or (ii) if, on any earlier date as of which the Ending SVAR Pool Value is determined, the Operating Income of the Company for the period of twelve (12) consecutive months ending with the month end coinciding with or most recently preceding that valuation date equals or exceeds the level previously designated by the Committee as the "Stretch" level of performance (i.e., exceptional performance warranting payment of enhanced incentive compensation under this Plan) for that period of twelve (12) months.

          (i)  "Operating Income" means consolidated operating earnings of the Company and any subsidiaries before adjustment for income taxes and interest income or expense, but after accrual for compensation payable under any annual incentive compensation plans, all as determined in accordance with generally accepted accounting principles applied consistently.

          (j)  "Shareholder Value Created" means the excess, if any, of (i) the Ending Value of the Company over (ii) the sum of (A) the Initial Value of the Company plus (B) the Compounded Preferred Return for Shareholders.

         (k)  "Initial Value of the Company" means $242.1 million, the amount calculated by the Committee as the sum of (i) the product of (A) the EBITDA Multiplier times (B) the EBITDA of the Company for calendar year 2003 plus (ii) the Net Non-Operating Assets and Liabilities of the Company as of December 31, 2003.

          (l)  "EBITDA" means consolidated earnings of the Company and any subsidiaries before adjustment for interest, income taxes, depreciation and amortization, but after accrual for compensation payable under any annual incentive compensation plans, all as determined in accordance with generally accepted accounting principles applied consistently.

        (m)  "EBITDA Multiplier" means eight (8), the number that has been determined by the Board as appropriate to translate the amount of annual EBITDA into a value for the Company.

         (n)  "Compounded Preferred Return for Shareholders" means the sum of the Preferred Return for Shareholders for each of the years (or any portion of a year) during the period commencing January 1, 2004 and ending with the date as of which the Ending SVAR Pool Value is determined.

         (o)  "Preferred Return for Shareholders" for any year or portion thereof means the product of (i) the Preferred Rate of Return for Shareholders times (ii) the Average Deemed Investment of Shareholders for that year or portion thereof.

         (p)  "Preferred Rate of Return for Shareholders" means an annual rate of ten percent (10%).

         (q)  "Average Deemed Investment of Shareholders" for any year or portion thereof means the arithmetic mean of (i) the Deemed Investment of Shareholders at the beginning of the year or portion thereof and (ii) the Deemed Investment of Shareholders at the end of the year or portion thereof.

          (r)  "Deemed Investment of Shareholders" at any particular time means the sum of (i) the Initial Value of the Company plus (ii) the aggregate amount of all capital contributions paid to the Company by one or more shareholders after December 31, 2003 plus (iii) the amount (which may be positive or negative) obtained by subtracting from (A) the amount of the retained earnings of the Company as of the particular time in question (B) the amount of the retained earnings of the Company as of December 31, 2003.

         (s)  "Aggregate SVAR Obligations" at any particular time means the aggregate amount that would be payable with respect to SVARs if the Ending SVAR Pool Value were determined at that time and all SVARs then outstanding were fully vested and finally valued at that time.

          (t)  "Ending Value of the Company" at any particular time means the sum of (i) the EBITDA Component of Value plus (ii) the Net Non-Operating Assets and Liabilities of the Company plus (iii) the Aggregate Net Payments to Shareholders.

         (u)  "EBITDA Component of Value" at the end of any particular calendar month means the product of (i) the EBITDA Multiplier times (ii) the EBITDA of the Company for the period of twelve (12) consecutive months ending with that month.

         (v)  "Net Non-Operating Assets and Liabilities of the Company" at any particular time means the amount (which may be either positive or negative) obtained by subtracting from (i) the aggregate value at that time (net of all debt that is not included in Non-Operating Liabilities) of cash, marketable securities, the cash surrender value of life insurance policies, and all the Non-Operating Receivables (ii) the aggregate amount at that time of all Non-Operating Liabilities and all accrued liabilities for deferred compensation and for stock options, stock appreciation rights, and any similar equity-based compensation awards, but excluding any accrued liabilities for awards made under this Plan, all as carried in the consolidated accounts of the Company and its subsidiaries.

        (w)  "Non-Operating Receivables" means amounts due to the Company which are unrelated to its normal business affairs, as determined by the Committee in its sole discretion.

         (x)  "Non-Operating Liabilities" means amounts due from the Company which are unrelated to its normal business affairs, as determined by the Committee in its sole discretion.

         (y)  "Aggregate Net Payments to Shareholders" as of any particular time means the amount (which may be positive or negative) obtained by subtracting from (i) the sum of (A) the aggregate amount of all dividend distributions by the Company after December 31, 2003 plus (B) the aggregate amount of all payments by the Company after December 31, 2003 to purchase stock of the Company from one or more shareholders of the Company (ii) the aggregate amount of all capital contributions paid to the Company by one or more shareholders of the Company after December 31, 2003.

         (z)  "Permanent Disability" means that a Participant, after being unable due to injury or illness to perform substantially all of the duties of his employment with the Company for a period of at least six (6) months, has been determined by the Board to be permanently prevented from performing substantially all of such duties.

       (aa)  "Cause" for the termination of a Participant's employment means (i) the Participant's willful or intentional failure to perform the duties of his employment in any material respect, (ii) malfeasance or negligence in the performance of the Participant's duties of employment in any material respect, (iii) the Participant's commission of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Participant resides (whether or not in connection with his employment), (iv) the Participant's disclosure of material confidential information about the business of the Company or any of its subsidiaries to any individual or entity, other than in the performance of the duties of his employment, (v) the Participant's material violation of any formal written policy adopted by the Company, (vi) the Participant's knowing certification of any misrepresentation or false information in any filing by the Company with a government agency, (vii) the Participant's commission of an act or acts that result in the imposition of criminal or civil penalties against the Company by a government agency, or (viii) any other act or omission by the Participant (other than an act or omission resulting from the exercise by the Participant of good faith business judgment) which is materially injurious to the financial condition or the business reputation of the Company or any of its subsidiaries; provided, however, that no act or omission by the Participant shall constitute Cause unless the Company gives written notice thereof to the Participant, and the Participant fails to remedy such act or omission within seven (7) days after receiving such notice.

3.     Eligibility

        The Committee shall from time to time select Participants in this Plan from those key executives of the Company (or subsidiaries of the Company) who, in the opinion of the Committee, have the capacity for contributing in substantial measure to the long-term successful performance of the Company. The Committee shall have full discretion as to the selection of employees to participate in this Plan, including the right to determine whether or not an employee shall be eligible to receive an award of SVARs before the employee has completed at least twelve (12) months of full-time employment with the Company or a subsidiary of the Company. No particular employee (regardless of title or position) shall automatically be entitled to participate, and receiving one or more awards under this Plan shall not entitle a Participant to receive any further award.

4.     Awards

        The Committee shall determine the size and the effective date (which shall not be earlier than January 1, 2004) of each SVAR award made under this Plan. The maximum number of SVARs that may be awarded under this Plan shall be one thousand (1,000), but if any SVARs that have been awarded are then forfeited without payment, the Committee may, in its discretion, cancel all or any portion of such forfeited SVARs or declare them available for use in future awards. Any SVAR for which payment is made under this Plan shall be cancelled and shall not be available for use in future awards. An award of SVARs shall be evidenced by a written instrument delivered to the Participant. The maximum number of SVARs that may be awarded under this Plan to any one individual shall be three hundred and fifty (350).

5.     Administration

         (a)  This Plan shall be administered by the Committee, which shall have full authority to take any and all actions it deems necessary or appropriate to serve the purposes of this Plan, including but not limited to:

            (i)  Prescribe the form of any and all instruments to be used in connection with the Plan, which instruments may, at the Committee's discretion, be different for each Participant;

            (ii)  Adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan, and for its own acts and proceedings, as it may deem appropriate;

           (iii)  Make all determinations and decide all other questions and settle all controversies which may arise in connection with the administration or interpretation of this Plan; and

           (iv)  Impose conditions on any Participant in connection with receiving or retaining any award under this Plan, which conditions may, at the Committee's discretion, be different for each Participant.

         (b)  Any decisions, determinations, interpretations or other actions of the Committee or the Board under this Plan shall be made in its sole discretion and shall be binding and conclusive upon all parties, including the Company and any Participant, and shall not be subject to arbitration under Section 21, below, or to any other dispute resolution process. No member of the Committee or the Board shall be liable for any action or determination made by him in good faith with respect to this Plan or any award hereunder.

6.     Valuation of SVARs

         (a)  Each SVAR awarded with an effective date of January 1, 2004 shall have a value, for purposes of payment pursuant to Section 11 or Section 12, below, equal to one-tenth of one percent (0.10%) of the Ending SVAR Pool Value.

         (b)  Each SVAR awarded with an effective date after January 1, 2004 shall have a value, for purposes of payment pursuant to Section 11 or Section12, below, determined by prorating the value of an SVAR described in paragraph (a), above, on the basis of the ratio between (i) the period of time between the effective date of that particular SVAR and the date as of which the Ending SVAR Pool Value is determined and (ii) the period of time between January 1, 2004 and the date as of which the Ending SVAR Pool Value is determined.

7.     Vesting

        An SVAR awarded under this Plan to any Participant shall vest upon, and only upon, the earliest to occur of (a) December 31, 2008, (b) a Sale of the Company, (c) the termination of that Participant's employment with the Company and all of its subsidiaries because of death, Permanent Disability or termination by the Company without Cause, or (d) a decision by the Committee under Section 9, below, to vest that particular SVAR

8.     Effect of Death, Permanent Disability or Termination without Cause

        If a Participant's employment with the Company and all of its subsidiaries terminates because of the Participant's death or Permanent Disability, or is terminated by the Company other than for Cause, that Participant's SVARs shall vest in full at that time and shall be valued in accordance with Section 6, above, with the applicable Ending SVAR Pool Value being determined as of the calendar month end coinciding with or most recently preceding the date of such termination of employment. Such value shall be paid in accordance with the schedule described in Section 11, below. All such SVARs shall automatically be permanently cancelled and shall not be available for use in future awards.

9.     Effect of Other Termination of Employment

         (a)  If a Participant's employment with the Company and all of its subsidiaries is terminated for Cause, all of the Participant's SVARs shall be forfeited.

         (b)  If a Participant's employment terminates by resignation or is terminated by the Company for inadequate performance (in relation to the performance measures established in advance for the Participant), as reasonably determined by the Committee in its discretion, all of the Participant's SVARs shall be forfeited, unless the Committee in its discretion determines that the overall circumstances of and reasons for the termination of employment warrant payment for all or some portion of the Participant's SVARs, in which case valuation, payment and cancellation for any SVARs as to which the Committee has made such a determination shall be made pursuant to Section 8, above, as if employment had terminated because of death, Permanent Disability or termination by the Company without Cause. Prior to making such a determination, the Committee may request a report from the CEO about the circumstances of and reasons for termination of employment.

         (c)  Because all SVARs awarded under this Plan remain entirely unvested until the occurrence of one of the events described in Section 7, above, no forfeiture of SVARs under this Section 9 shall be deemed a loss of earned compensation.

10.  Adjustments for Acquisitions and Other Major Transactions or Restructurings

        If the Company expands its activities by acquiring another ongoing business enterprise, or participates in any other type of major transaction, or significantly restructures its assets and/or operations, and if the Committee after consultation with the CEO determines that fairly measuring subsequent changes in the value of the Company (as, for example, in the case of an acquisition that is strategically advantageous for the Company but for which the purchase price is at a multiple of earnings higher than the EBITDA Multiplier) calls for adjustment of the method for calculating the Ending Value of the Company for purposes of this Plan (which adjustment may include, but need not be limited to, using a different EBITDA Multiplier with respect to the earnings of an acquired enterprise), the Committee may adopt such adjustments as are deemed appropriate.

11.  Payment for SVARs

         (a)  Unless earlier valuation and payment for particular SVARs are provided for by Section 8 or Section 9, above, or Section 12, below, the Ending SVAR Pool Value shall be determined as of December 31, 2008, and such determination shall be made not later than March 31, 2009. Payment of the value of all SVARs outstanding on December 31, 2008 shall be made in accordance with paragraph (b), below.

        (b)   Subject to paragraphs (c) and (d), below, and after the Participant has executed and delivered to the Company a release (in a form satisfactory to the Committee) of all claims against the Company, payments to each Participant holding vested SVARs shall be made in accordance with the following schedule.

            (i)  Within ten (10) days after the determination of the applicable Ending SVAR Pool Value, each such Participant shall receive from the Company a cash payment equal to fifty percent (50%) of the value of his vested SVARs;

            (ii)  On each of the first and second anniversaries of the payment made under subparagraph (i), above, each such Participant shall receive from the Company a cash payment equal to twenty-five percent (25%) of the value of his vested SVARs. No interest shall be payable with respect to those deferred amounts.

        (c)   In lieu of the payment schedule described in paragraph (b), above, a Participant may elect to defer (in any manner provided for by any elective deferred compensation plan of the Company that is in effect at the time the Participant receives an award of SVARs) payment of all or any portion of the eventual value of an award of SVARs. Any such election must be made in accordance with the applicable deferred compensation plan and applicable law regarding deferral of taxation.

        (d)   If a Participant violates in any material respect a confidentiality agreement or a non-competition agreement referred to in Section 14, below, the Participant shall forfeit the right to receive any further payments under this Plan, and the Company shall be entitled to recover any payments previously made to the Participant under this Plan at a time or times when the Participant had committed or was committing such a violation.

12.  Sale of the Company

        (a)   Any other provision of this Plan to the contrary notwithstanding, in the event of a Sale of the Company (as defined in paragraph (b), below), the vesting and valuation of and payment for SVARs awarded under this Plan shall be governed by the provisions of this Section 12 rather than by the provisions of Sections 6 through 11 of this Plan; provided, however, that no payments shall be made for any SVARs in connection with a Sale of the Company unless the Ending Value of the Company, determined pursuant to Section 2(t), above, as of the month end coinciding with or most recently preceding the time of the Sale of the Company, exceeds the sum of (i) the Initial Value of the Company plus (ii) the Compounded Preferred Return for Shareholders.

        (b)   A "Sale of the Company" means (i) the acquisition (in one or a series of transactions) by one or more related or affiliated entities or persons (other than related or affiliated entities or persons who as of the effective date of this Plan own more than fifty percent (50%) of the outstanding voting securities of the Company) of more than fifty percent (50%) of the outstanding voting securities of the Company, (ii) the sale or other disposition of all or substantially all of the assets of the Company, (iii) the merger or consolidation of the Company with or into another entity, as a result of which merger or consolidation the holders of the outstanding voting securities of the Company immediately prior to such transaction hold less than fifty percent (50%) of the outstanding voting securities of the surviving entity immediately after such transaction or (iv) any other transaction that is determined by the Committee to constitute a major change in the ownership and control of the assets previously held, and operations previously conducted, by the Company.

        (c)   Upon the occurrence of a Sale of the Company, all outstanding SVARs awarded under this Plan which have not already vested shall vest in full.

        (d)   Upon the occurrence of a Sale of the Company, all SVARs which remain available at that time for awarding under this Plan shall automatically be allocated among all of the Participants who at that time hold SVARs outstanding under this Plan and are still active employees of the Company or a subsidiary of the Company, with such allocation to each such Participant being in direct proportion to the number of outstanding SVARs held by that Participant immediately prior to such allocation. Any SVAR so allocated shall be deemed awarded under this Plan and shall have an effective date for each respective Participant that is the same as the effective date of the most recent preceding award of SVARs to that particular Participant.

        (e)   The Ending SVAR Pool Value shall be determined as of the time the Sale of the Company occurs. However, except for purposes of Section 12(a) (for which Section 2(t), above, shall apply), the Ending Value of the Company shall be calculated on the basis of the terms of the Sale of the Company transaction, rather than the terms of Section 2(t), above; and for purposes of calculating the Ending SVAR Pool Value, subpart (B) shall be deleted from part (ii) of Section 2(g), above.

        (f)    The total ending value of outstanding SVARs for each Participant, determined in accordance with this Section 12, shall be paid to that Participant in full within thirty (30) days after the closing of the Sale of the Company, without regard to any deferred payment schedule described in other sections of this Plan; provided, however, that if any portion of the Sale of the Company consideration which is payable to the shareholders of the Company is not paid to the shareholders at the time of the closing in cash, marketable securities, or some other form of readily marketable property, then a corresponding pro rata portion of the payments for SVARs awarded under this Plan shall, unless otherwise determined by the Committee, not be paid to the Participants in connection with the closing but shall be paid to the Participants at the same time or times, and in the same proportion or proportions, and on the same terms and conditions (including without limitation any applicable interest on deferred amounts, any appreciation adjustment, and/or any adjustment for dividends or other distributions with respect to shares) as the balance of the Sale of the Company consideration is paid to the shareholders of the Company or becomes readily marketable, as the case may be; and if the shareholders receive the benefit of any guarantee or security arrangements with respect to any deferred payments, then the Participants shall receive the benefit of the same (if available) or equivalent arrangements. In determining whether property received by the shareholders is readily marketable, any applicable restrictions on transfer (including without limitation restrictions arising under federal or state securities laws or otherwise imposed by the terms and conditions of the contract governing the Sale of the Company transaction) shall be fully taken into account.

13.  Adjustments to Avoid Excise Tax.

        (a)   Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise) would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then the amounts payable to the Participant under this Plan shall be reduced to the extent necessary so that no portion of the amounts payable under this Plan shall be subject to such excise tax, but only if (i) the net amount of such payments, as so reduced (and after imposition of the total amount of federal, state and local income tax on such payments) is greater than (ii) the excess of (A) the net amount of such payments, without reduction (but after imposition of the total amount of federal, state and local income tax on such payments) over (B) the amount of Excise Tax to which the Participant would be subject in respect of such unreduced payments. If it is determined that Excise Tax will or might be imposed on a Participant in the absence of such reduction, the Company and the Participant shall make good faith efforts to seek to identify and pursue reasonable action to avoid the need for such reduction or, if such reduction is not applicable, to reduce the amount of Excise Tax imposed on the Participant; provided, however, that this sentence shall not be construed to require the Participant to accept any further reduction in the amount that would be payable to him in the absence of this sentence. The provisions of this Section 13 shall override and control any inconsistent provision in any other agreement with, or compensation award to, any Participant.

        (b)   All determinations required to be made under this Section 13, including whether reduction is required under paragraph (a), above, and the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made in good faith by an independent accounting firm selected by the Company in accordance with applicable law (the "Accounting Firm"), in consultation with tax counsel reasonably acceptable to the Participant. In the event that such Accounting Firm is serving as accountant or auditor for the individual, entity or group acting as the acquirer in a Sale of the Company, the Company shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to herein as the Accounting Firm). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no excise tax under Section 4999 of the Code is payable by any particular Participant, the Company shall request that the Accounting Firm furnish the Participant with written guidance that failure to report such excise tax on the Participant's applicable federal income tax return would not result in the imposition of a negligence or similar penalty.

14.  Confidentiality and Non-Competition.

        (a)   If a Participant is not already a party to a confidentiality agreement with the Company, the Participant shall, whenever requested by the Company, enter into such an agreement as a condition to retaining SVARs awarded under this Plan.

        (b)   As a condition to retaining SVARs awarded under this Plan, each Participant shall, whenever requested by the Company, enter into a restrictive agreement under the terms of which, during the term of the Participant's employment with the Company and for a period of two (2) years thereafter, the Participant shall not, directly or indirectly, engage in, be employed by, act as a consultant to, be a director, officer, owner or partner of, or acquire any other significant interest in, any business activity or entity which competes directly or indirectly with the Company or any subsidiary of the Company. The form and the specific terms of such a restrictive agreement shall be as prescribed by the Company.

        (c)   This Section 14 does not limit in any way the scope of Section 5 (a)(iv), above.

15.  Designation of Beneficiary

        Each Participant may designate a beneficiary or beneficiaries to receive any remaining amounts due him under this Plan in the event of his death, and may change such designation from time to time by filing a written designation of beneficiaries with the Company, provided that no such designation shall be effective unless so filed prior to the death of such Participant. If there is no such designation in effect at the time of a Participant's death, any such remaining amounts shall be paid to the Participant's estate.

16.  No Right of Continued Employment

        The receipt of an award hereunder shall not give any Participant any right to continued employment by the Company, and the right to dismiss any Participant is expressly reserved by the Company, despite the possible adverse effect hereunder on any such Participant. Because the Plan is a contractual arrangement contingent on future events, neither the grant of an award nor a payment hereunder shall be considered compensation for purposes of any profit-sharing, stock purchase, pension or other similar plan of the Company.

17.  No Segregation of Cash or Property

        The Company shall not be required to segregate any cash or any other property in connection with any SVARs awarded under this Plan. No interest shall be payable at any time with respect to any SVARs except as expressly provided herein.

18.  No Rights as a Shareholder

        No award of SVARs under this Plan shall confer on any Participant any voting or other rights or privileges of a shareholder of the Company. The right of any Participant to receive any distribution or payment under this Plan shall be that of an unsecured general creditor of the Company.

19.  Assignments, Etc.

        This Plan shall be binding upon and inure to the benefit of any Participant, his heirs, executors and administrators and the Company, its successors and assigns. The rights, interests and benefits of any Participant or any person or persons claiming benefits under such Participant by reason of the Plan shall not be sold, transferred, alienated, assigned, pledged, hypothecated or encumbered or otherwise disposed of except by will or by the laws of descent and distribution and shall not be subject to execution, attachment, transfer by operation of law or any other legal process. Any attempted sale, transfer, alienation, assignment, pledge, hypothecation or encumbrance, or other disposition of any rights, interests, and benefits under this Plan contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

20.  Illinois Law to Govern

        All questions pertaining to the construction, validity and effect of the provisions and administration of this Plan shall be determined in accordance with the laws of the State of Illinois.

21.  Controversy or Claim

        Any controversy or claim arising out of or relating to this Plan or any alleged breach hereof shall, upon request by either party, be submitted to arbitration in Chicago, Illinois, in accordance with the rules of the American Arbitration Association (the "AAA") for the resolution of commercial disputes. The arbitrator shall be selected by joint agreement of the Company and the Participant involved, but if they do not so agree within seven (7) days of the date of the request for arbitration, the selection shall be made in accordance with the rules of the AAA. The award rendered by the arbitrator shall be conclusive and binding upon the parties hereto and shall include a determination as to the party or parties to pay the fees and expenses incident to the arbitration, and a judgment may be entered upon the award in any court having jurisdiction hereof.

22.  Gender

        Wherever from the context of this Plan it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in any one of the masculine, feminine or neuter genders shall include the masculine, feminine and neuter.

23.  Withholding Tax

        The Company shall have the right to deduct from any amount payable hereunder any taxes required by law to be withheld with respect thereto.

24.  Amendment or Termination of Plan

        The Committee may from time to time amend or terminate any or all of the provisions of this Plan, except that without the consent of the Participant affected no amendment or termination of this Plan shall affect in a material way adverse to said Participant the vesting or valuation of, or payment for, any SVARs previously awarded pursuant to this Plan; provided, however, that the Committee may in any event amend or terminate any provision of this Plan and/or any previously awarded SVAR to the extent such amendment or termination is necessary to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor to that Section 162(m), so that all payments under this Plan will qualify as deductible performance-based compensation.

25.  Effective Date

        This Plan shall take effect upon adoption by the Board, but until the material terms of the compensation opportunity under this Plan have been approved by a majority vote of the shareholders of the Company, no payment shall be made under this Plan that would be a non-deductible payment because of Section 162(m) of the Code or any successor to that Section 162(m).

P R O X Y
LAWSON PRODUCTS, INC.

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 10, 2005.

        The undersigned hereby makes, constitutes and appoints Robert J. Washlow, Sidney L. Port and Neil E. Jenkins, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of Lawson Products, Inc. (the "Company"), to be held at the offices of the Company, 1666 East Touhy Avenue, Des Plaines, Illinois, on Tuesday, May 10, 2005, at 10:00 A.M. (Local Time), or any adjournment thereof.

        The withholding of authority to vote for any nominee will allow the proxies to distribute, in their discretion, the withheld votes equally or unequally to or among the remaining nominees. If a properly signed proxy is returned without any choices marked, the proxies will distribute, in their discretion, votes in respect of all proxies they hold equally or unequally to or among the Board of Directors' nominees.

(continued and to be signed on other side)

PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.

☒    Please mark your vote as in this sample.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND "FOR" PROPOSAL 2.

The Board of Directors recommends a vote FOR proposals 1 and 2.

  1.
  ELECTION OF DIRECTORS                        ☐    For                        ☐    Withheld

Nominees: (01)Ronald B. Port, M.D., (02)Robert G. Rettig and (03)Wilma J. Smelcer

☐    For all of the nominee(s) except as written above

  2.
  ADOPTION OF LAWSON PRODUCTS, INC. LONG-TERM CAPITAL ACCUMULATION PLAN

☐ For	☐ Against	☐ Abstain
  3.
  In their discretion, the Proxy is authorized to vote on any other matter that may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes any proxy heretofore given and confirms all that said proxies, or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING    ☐

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee, officer, partner or guardian, please give full title. If more than one trustee, all should sign.

SIGNATURE:	Date:	SIGNATURE:	Date:

LAWSON PRODUCTS, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

Your vote is important. Please vote immediately.

    To Vote by Telephone:
    Call toll-free:                        1-877-PRX-VOTE (1-877-779-8683)

    To Vote by Internet:
    Log on to the Internet and go to: http://www.eproxyvote.com/laws

If you vote over the internet or by telephone, please do not mail your card.